Exhibit 99.1

Investor Contact:	Nancy Christal	Media Contact:	Todd Andrews
	Vice President		Director
	Investor Relations		Corporate Communications
	(914) 722-4704		(401) 770-5717

FOR IMMEDIATE RELEASE

CVS CORPORATION REPORTS SECOND QUARTER DILUTED EPS OF 49 CENTS, UP 14%

WOONSOCKET, RHODE ISLAND, July 30, 2003—CVS Corporation (NYSE: CVS), today announced sales and earnings for the second quarter ended June 28, 2003.

Net sales for the second quarter ended June 28, 2003 increased 7.6% to a record $6.44 billion, up from $5.99 billion during the second quarter of 2002. Same store sales (sales from stores open more than one year) for the quarter rose 5.5%, while pharmacy same store sales rose 7.5% and front-end same store sales increased 1.4%. The Company estimates the Easter shift had a positive impact of approximately 200 basis points on front-end same store sales for the thirteen-week period. Pharmacy same store sales were negatively impacted by approximately 200 basis points for the quarter by recent generic drug introductions, which are being substituted for higher priced brand name drugs. Total pharmacy sales represented 68.9% of total company sales for the quarter. Third party prescription sales were 92.6% of pharmacy sales for the quarter.

Net earnings for the second quarter increased 13.3% to $199.8 million or $0.49 per diluted share, compared with net earnings of $176.4 million or $0.43 per diluted share in the second quarter of 2002. The Company’s second quarter results were driven by the growth in sales, and a significant improvement in gross margin, which primarily reflects the increased usage of generic pharmaceuticals and improvements in inventory losses.

“This was an outstanding quarter that is clearly reflected in the sales growth and 14% increase in CVS’ diluted earnings per share. Pharmacy sales momentum continued to pick up throughout the quarter, while gross margin increased solidly,” stated Tom Ryan, Chairman, President, and Chief Executive Officer of CVS Corporation. “We also made excellent progress on the rollout of our Pharmacy Service Initiative as well as our AIM inventory initiative for pharmacy in-stock positions. Both are helping us gain market share,” Mr. Ryan continued. “Our new store expansion program is right on track and we expect that it will give us a solid platform for long-term growth.”

For the second quarter, CVS opened 26 new stores, closed 12 and relocated 24 others. As of June 28, 2003, CVS operated 4,113 retail and specialty pharmacy stores in 32 states and the District of Columbia.

The Company will be holding a conference call today for the investment community at 8:30 am (EST) to discuss the quarterly results. The call will be simulcast on the Company’s web site for all interested parties. To access the webcast, visit the Company’s web site at http://investor.CVS.com on the Investor Relations page to hear the call live, or to listen to an archive of the call, which will be available for a one-week period following the call.

Celebrating 40 years of dynamic growth in the retail pharmacy industry, CVS is committed to being the easiest pharmacy retailer for customers to use. CVS has created innovative approaches to serve the healthcare needs of all customers through its over 4,100 CVS/pharmacy® stores, its online pharmacy; CVS.com® and its pharmacy benefit management and specialty pharmacy subsidiary, PharmaCare Management Services.

This press release contains certain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially. For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company strongly recommends that you become familiar with the specific risks and uncertainties outlined under the caption “Cautionary Statement Concerning Forward-Looking Statements” in its Annual Report on Form 10-K for the fiscal year ended December 28, 2002 and in its Quarterly Report on Form 10-Q for the quarter ended March 29, 2003.

– Tables Follow –

CVS CORPORATION

Consolidated Condensed Statements of Operations

(Unaudited)

	13 Weeks Ended		26 Weeks Ended
In millions, except per share amounts	June 28, 2003	June 29, 2002	June 28, 2003	June 29, 2002
Net sales	$6,444.9	$5,989.5	$12,757.7	$11,960.2
Cost of goods sold, buying and warehousing costs	4,811.1	4,508.4	9,518.4	8,985.4

Gross margin	1,633.8	1,481.1	3,239.3	2,974.8
Selling, general and administrative expenses	1,211.4	1,104.0	2,403.0	2,226.2
Depreciation and amortization	85.4	78.8	168.0	153.8

Total operating expenses	1,296.8	1,182.8	2,571.0	2,380.0

Operating profit	337.0	298.3	668.3	594.8
Interest expense, net	12.7	13.8	25.3	26.9

Earnings before income tax provision	324.3	284.5	643.0	567.9
Income tax provision	124.5	108.1	246.9	215.8

Net earnings	199.8	176.4	396.1	352.1
Preference dividends, net of income tax benefit	3.7	3.7	7.3	7.4

Net earnings available to common shareholders	$196.1	$172.7	$388.8	$344.7

Basic earnings per common share:
Net earnings	$0.50	$0.44	$0.99	$0.88

Weighted average basic common shares outstanding	394.0	392.0	393.7	391.8

Diluted earnings per common share:(1)
Net earnings	$0.49	$0.43	$0.97	$0.86

Weighted average diluted common shares outstanding	406.6	406.1	406.2	405.3

Dividends declared per common share	$0.0575	$0.0575	$0.1150	$0.1150

(1) Diluted earnings per common share is computed by dividing (i) net earnings, after accounting for the difference between the dividends on the ESOP preference stock and common stock and after making adjustments for the incentive compensation plans by (ii) Basic shares plus the additional shares that would be issued assuming that all dilutive stock options are exercised and the ESOP preference stock is converted into common stock. The dilutive earnings adjustment was $1.6 million and $1.7 million for the thirteen weeks ended June 28, 2003 and June 29, 2002 respectively. The dilutive earnings adjustment was $3.2 million and $3.4 million for the twenty-six weeks ended June 28, 2003 and June 29, 2002 respectively.

CVS CORPORATION

Consolidated Condensed Balance Sheets

(Unaudited)

In millions, except share and per share amounts	June 28, 2003	December 28, 2002
Assets:
Cash and cash equivalents	$566.8	$700.4
Accounts receivable, net	1,088.6	1,019.3
Inventories	3,800.7	4,013.9
Deferred income taxes	208.8	216.4
Other current assets	31.2	32.1

Total current assets	5,696.1	5,982.1

Property and equipment, net	2,448.1	2,215.8
Goodwill	889.0	878.9
Intangible assets, net	365.0	351.4
Deferred income taxes	6.6	6.6
Other assets	215.9	210.5

Total assets	$9,620.7	$9,645.3

Liabilities:
Accounts payable	$1,463.6	$1,707.9
Accrued expenses	1,226.9	1,361.2
Short-term borrowings	—	4.8
Current portion of long-term debt	332.1	32.0

Total current liabilities	3,022.6	3,105.9

Long-term debt	775.9	1,076.3
Other long-term liabilities	258.2	266.1

Shareholders’ equity:
Preference stock, series one ESOP convertible, par value $1.00: authorized 50,000,000 shares; issued and outstanding 4,587,000 shares at June 28, 2003 and 4,685,000 shares at December 28, 2002	245.2	250.4
Common stock, par value $0.01: authorized 1,000,000,000 shares; issued 409,591,000 shares at June 28, 2003 and 409,286,000 shares at December 28, 2002	4.1	4.1
Treasury stock, at cost: 15,440,000 shares at June 28, 2003 and 16,215,000 shares at December 28, 2002	(447.1)	(469.5)
Guaranteed ESOP obligation	(194.4)	(194.4)
Capital surplus	1,545.6	1,546.6
Accumulated other comprehensive loss	(44.6)	(44.6)
Retained earnings	4,455.2	4,104.4

Total shareholders’ equity	5,564.0	5,197.0

Total liabilities and shareholders’ equity	$9,620.7	$9,645.3

CVS CORPORATION

Consolidated Condensed Statements of Cash Flows

(Unaudited)

	26 Weeks Ended
In millions	June 28, 2003	June 29, 2002
Cash flows from operating activities:
Net earnings	$396.1	$352.1
Adjustments required to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	168.0	153.8
Deferred income taxes and other noncash items	9.9	49.8
Change in operating assets and liabilities, providing/(requiring) cash, net of effects from acquisitions:
Accounts receivable, net	(50.1)	(37.9)
Inventories	217.8	42.6
Other current assets	8.1	4.3
Other assets	(1.9)	(8.7)
Accounts payable	(244.2)	(200.6)
Accrued expenses	(154.3)	(4.1)
Other long-term liabilities	(4.4)	(3.0)

Net cash provided by operating activities	345.0	348.3

Cash flows from investing activities:
Additions to property and equipment	(406.7)	(590.3)
Proceeds from sale-leaseback transactions	28.1	135.5
Acquisitions (net of cash)	(68.0)	(32.5)
Proceeds from sale or disposal of assets	3.8	13.4

Net cash used in investing activities	(442.8)	(473.9)

Cash flow from financing activities:
(Reductions in) additions to short-term borrowings	(4.8)	252.6
Dividends paid	(45.3)	(45.0)
Reductions in long-term debt	(0.3)	(2.7)
Proceeds from exercise of stock options	14.6	17.7

Net cash (used in) provided by financing activities	(35.8)	222.6

Net (decrease) increase in cash and cash equivalents	(133.6)	97.0
Cash and cash equivalents at beginning of period	700.4	236.3

Cash and cash equivalents at end of period	$566.8	$333.3